Exhibit 10.13

SECOND AMENDMENT TO LEASE

  This Second Amendment to Lease (this “Amendment”) is made as of this 22nd day of September, 2000, by and between GREEN VALLEY CORPORATION, a California corporation (“Landlord”), and ECHELON CORPORATION, a Delaware corporation (“Tenant”), in order to amend the terms of that certain Lease by and between Landlord and Tenant dated as of December 30, 1999, as amended by that certain First Amendment to Lease Agreement by and between Landlord and Tenant dated as of December 30, 1999 (collectively, “Lease”).

Landlord and Tenant hereby agree that the Lease shall be amended as follows:

1.      Definitions.  All capitalized terms used in this Amendment and not defined in this Amendment will have the meanings ascribed to them in the Lease. From and after the date of this Amendment the term “Lease,” as used in the Lease, shall mean the Lease as amended by this Amendment.

2.      Amendment of Section 3.G.  Section 3.G of the Lease is hereby amended by adding the following to the end of existing Section 3.G, which, except for the following, shall remain unchanged:

“Any L-C to be delivered pursuant to the terms hereof shall have a term of at least one (1) year and shall be issued in the name of Landlord as of the time of its issuance. The Landlord may assign its right, title and interest in the L-C to any mortgagee of the Premises (or to any beneficiary of a deed of trust encumbering the Premises), as additional collateral. Landlord shall provide written notice to Tenant of any such assignment concurrently with such assignment. The latest mortgagee (or deed of trust beneficiary) of which Tenant has received such notice is herein referred to as the “Mortgagee.” Tenant shall use all reasonable efforts to have the name of Mortgagee added as a beneficiary of the L-C, provided Tenant receives such notice of the Mortgagee, a written request by Landlord to add Mortgagee as a beneficiary of the L-C, and payment by Landlord of reasonable expenses incurred by Tenant in making such efforts.

If the term of any L-C shall expire prior to the last date for maintenance of such L-C in the amount specified above, then Tenant shall deliver to Landlord, no fewer than fifteen (15) days prior to the expiration date of such L-C, a replacement to such L-C. If Tenant fails to deliver to Landlord a replacement to an expiring L-C no fewer than fifteen (15) days prior to the expiration of such L-C, then Landlord (or, to the extent permitted by any agreement (a “Mortgagee Agreement”) between Landlord and Mortgagee, any Mortgagee named as a beneficiary of the L-C) shall have the right to present the expiring L-C for payment in accordance with this subsection.

(a)	The proceeds of such drawing shall be used as collateral for a substitute letter of credit (“Substitute L-C”) obtained from a federally chartered bank or savings association by Landlord or any Mortgagee named as a beneficiary of the expiring L-C, for the benefit of the same parties identified as beneficiaries of the expiring L-C.

(b)	The amount of the Substitute L-C shall be equal to the proceeds received from the expiring L-C, less the commercially reasonable third party expenses incurred by Landlord or the Mortgagee to obtain the Substitute L-C.

(c)	The Substitute L-C shall have drawing instructions equivalent in all material respects to those of the expiring L-C and shall otherwise be on substantially the same terms and conditions as the expiring L-C.

(d)	To the fullest extent allowable by the institution issuing any Substitute L-C, the proceeds from the expiring L-C, constituting the credit support for the Substitute L-C shall be deposited in an interest bearing account in the name of Landlord (and, to the extent permitted by any agreement between Landlord and any Mortgagee, a Mortgagee named as a beneficiary of the expiring L-C), with interest paid to such account.

(e)	In no event shall Landlord and/or the Mortgagee have the right to obtain disbursement from the expiring L-C, to hold a Substitute L-C, to hold any funds drawn from an expiring L-C, to maintain a Substitute L-C, or to hold collateral for a Substitute L-C in an amount in excess of (i) the amount of the L-C required at said time by Section 3.G of the Lease, less (ii) the amount of any prior draw on any L-C or Substitute L-C pursuant to this Section; and upon demand by Tenant, any such excess funds shall be returned to Tenant and any such excess L-C amount shall be cancelled.

(f)	The proceeds of the expiring L-C held by the Landlord (or a Mortgagee pursuant to a Mortgagee Agreement) shall retain their character as proceeds of the expiring L-C pursuant to the Lease.

(g)	If at any time after the expiring L-C is presented for payment pursuant to this Section, Tenant delivers to Landlord its own replacement L-C that meets the requirements of this Section 3.G and is reasonably acceptable to Landlord or a Mortgagee named as beneficiary in the expiring L-C, the Substitute L-C shall be terminated as soon as reasonably possible and any proceeds held as collateral therefor (including, without limitation, any interest) on account of the prior drawing of the expiring L-C shall be reimbursed to Tenant, less (i) any unreimbursed out-of-pocket costs and expenses reasonably incurred by Landlord (or any Mortgagee) in connection with such draw and/or obtaining the Substitute L-C, (ii) the amount of damages, if any, recoverable by Landlord pursuant to Section 13 of this Lease on account of any Event of Tenant’s Default (as defined in Section 13) that remains uncured as of the date such reimbursement becomes due and owing to Tenant, and (iii) any and all expenses, fees, or costs involved in the early termination of any Substitute L-C. The reimbursement and/or release shall be made within seven (7) calendar days following Tenant’s written demand for reimbursement and/or release, which demand shall be made no earlier than the date of acceptance of such replacement L-C by Landlord or Mortgagee named as beneficiary (which acceptance shall not be unreasonably withheld or delayed).

If Tenant is in default under this Lease at any time while the L-C (or a Substitute L-C) is in place, Landlord (or a Mortgagee pursuant to a Mortgagee Agreement) may, but without obligation to do so, draw on the L-C (or Substitute L-C), or any portion thereof, to the extent permitted by and in conformity with the terms and conditions of this Lease, to cure such default or to compensate the party curing such default for all damages sustained by such party resulting from such default (which shall include, without limitation, any amount of damages that Landlord would be entitled to receive under Section 13 of this Lease); provided, however, that no such draw by Landlord and/or Mortgagee shall, in the aggregate, exceed the amount owing by Tenant under the Lease on account of an Event of Tenant’s Default. If any such draw shall occur on account of an Event of Tenant’s Default, Tenant shall have no duty to replenish the L-C (or the Substitute L-C) for the amount of the draw, and the amount so drawn shall be applied to reimburse (i) the drawing party in an amount equal to its out-of-pocket costs and expenses reasonably incurred in connection with such draw and (ii) Landlord in an amount equal to the damages, if any, recoverable by Landlord pursuant to Section 13 of this Lease on account of such Event of Tenant’s Default that remains uncured as of the date such reimbursement becomes due and owing to Tenant. If Landlord or any Mortgagee improperly draws on the L-C (or any Substitute L-C) and fails to refund to Tenant within ten (10) days following delivery by Tenant of written demand for return of such improper draw, then Tenant may deduct from Rent payable by Tenant under this Lease an amount equal to such improper draw.

Any draw on the L-C (or Substitute L-C) must be based upon Landlord’s (or a Mortgagee’s, pursuant to a Mortgagee Agreement) written statement of the existence of the Tenant’s default, under penalty of perjury, presented to the bank which issued the L-C (or Substitute L-C). It is expressly agreed between Landlord and Tenant that any mortgagee who shall hold an assignment of the L-C (or a Substitute L-C), but shall not be a named beneficiary of such L-C (or a Substitute L-C), shall be an express third-party beneficiary of this Section 3.G and be entitled, to the extent permitted by law and any agreements between such mortgagee and Landlord, to enforce directly the provisions hereof against Landlord and Tenant, and shall be bound, to the extent that Landlord or any other named beneficiary, is bound by the obligations hereunder with respect to the L-C (or Substitute L-C).”

3.      No Other Amendment.  Except as expressly amended hereby, the Lease and each and every provision thereof shall continue to be of full force and effect.

4.      Conflict.  In the event that this Amendment shall conflict with any express term of this Lease, including, without limitation, any term or condition contained in Section 3.G of this Lease, this Amendment shall control, notwithstanding any such contrary provision.

IN WITNESS WHEREOF the parties have executed this Amendment as of the day and year first above written.

TENANT:	ECHELON CORPORATION,
a Delaware corporation

	By:	/s/ Russ Harris
	Name:	Russ Harris
	Title:	SR VP Operations

BORROWER:	GREEN VALLEY CORPORATION,
a California corporation

	By:	/s/ Marianne Bacigalupi
	Name:	Marianne Bacigalupi
	Title:	SR VP